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                                                                [EXECUTION COPY]

                                 PROMISSORY NOTE

                                                              New York, New York
$500,000                                                        November 3, 1999

         PICK Sat, Inc. (the "Borrower"), for value received, promises to pay to the order of Tri Links Investment Trust (the "Lender"), the amount of $500,000 (FIVE HUNDRED THOUSAND DOLLARS) pursuant to the Loan Agreement referred to below.

         The Borrower promises to pay the principal amount of this Promissory Note on the dates provided in the Loan Agreement, but in any event not later than March 3, 2000 and to pay interest on the unpaid principal amount of this Promissory Note on the dates and at the rate or rates provided for in the Loan Agreement.

         All payments of principal and, subject to the terms and provisions of
Section 2.04 of the Loan Agreement, interest shall be made in lawful money of the United States in Federal or other funds immediately available at the office of the Lender, New York, New York.

         The Loan made by the Lender to the Borrower pursuant to the Loan Agreement, all repayments of principal and all payments of interest shall be recorded by the Lender on Schedule I attached to and made a part of this Promissory Note.

         This Promissory Note is one of the Notes referred to in the Loan Agreement dated as of November 3, 1999 (the "Loan Agreement"), among the Borrower, the Lender and PICK Communications Corp. This Promissory Note evidences indebtedness incurred under, and is entitled to the benefits of, the Loan Agreement. Reference is made to the Loan Agreement for provisions for the prepayment of this Promissory Note and the acceleration of the maturity of this Promissory Note. Terms not otherwise defined have the meanings stated in the Loan Agreement.

         The payment of the principal amount of and interest on this Promissory Note, and certain other obligations under the Loan Documents, is secured by liens on certain collateral pursuant to the Security Documents.

                                              PICK SAT, INC.


                                              By: /s/ Diego Leiva
                                                  ----------------------------
                                                  Name:   Diego Leiva
                                                  Title:  Chairman